                                                                    EXHIBIT 99.1



                                                                 [WILLIAMS LOGO]


NEWS RELEASE

NYSE: WMB



DATE:             March 27, 2002

CONTACT:          Pat Wente                       Richard George
                  Williams (media relations)      Williams (investor relations)
                  (713) 215-4156                  (918) 573-3679
                  Patricia.a.wente@williams.com   Richard.george@williams.com

   WILLIAMS CLOSES SALE OF KERN RIVER TO MIDAMERICAN ENERGY HOLDINGS COMPANY

         TULSA, Okla. - Williams (NYSE:WMB) has completed the sale of its Kern River interstate natural gas pipeline business to MidAmerican Energy Holdings Company for $450 million in cash and assumption of $510 million in debt. The sale also eliminates the need for Williams to fund Kern River's capital expenditure requirements of approximately $1.26 billion over the next one-and-a-half years.

         "The sale of the Kern River system is one of several steps Williams is taking to ensure its investment-grade credit rating as well as achieve the financial flexibility needed to provide capital to other important projects. Williams' gas pipeline group has several expansion projects slated for completion in 2002 and 2003 that will increase the productive capacity of existing assets," said Doug Whisenant, president and CEO of Williams Gas Pipeline.

         MidAmerican, a member of the Berkshire Hathaway Inc. family of companies, will continue the planned expansion of the Kern River system. Operating as a subsidiary of MidAmerican, the pipeline company will retain approximately 140 former Williams employees including much of Kern River's existing management team.

KERN RIVER SYSTEM

         Williams' Kern River pipeline is an important route for the transmission of natural gas from the vast reserves in the Rocky Mountain states to the rapidly growing markets in Utah, Nevada and California. Constructed in 1992, Kern River extends 926 miles from Opal, Wyo., to the San Joaquin Valley near Bakersfield, Calif. Kern River has a design capacity of 835 million cubic feet per day.

ABOUT WILLIAMS

         Williams, through its subsidiaries, connects businesses to energy, delivering innovative, reliable products and services. Williams information is available at www.williams.com.

                                       ###

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.